Exhibit 10.6

PAYOFF LETTER AGREEMENT

August 12, 2025

Re:	6.0% Convertible Promissory Note due April 10, 2026

Ladies and Gentlemen:

This payoff letter agreement (this “Agreement”) is made by and between Kips Bay Select, LP (the “Holder”) and Comstock Inc. (“Comstock”). Comstock has advised Holder that Comstock has obtained financing with which to make an agreed payoff to Holder in satisfaction of its obligations under that certain 6.0% Convertible Promissory Note due April 10, 2026, issued by Comstock to the Holder in the original aggregate principal amount of $10,638,298 (the “Note”) pursuant to the terms of that certain Securities Purchase Agreement, dated as of January 10, 2025 (the “Purchase Agreement”), between the Comstock and Holder. Upon receipt of the cash payments and the payoff shares described below, Holder agrees that the Note shall be indefeasibly paid in full. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

As of August 12, 2025, Comstock owed Holder an aggregate amount of $2,200,000, in principal plus an agreed upon $20,000 in accrued interest, under the Note (the “Outstanding Indebtedness”). If payment in full is received by Holder on or before August 19, 2025, Holder is agreeing to accept a payment of $2,500,000 in immediately available cash (the “Cash Payment Amount”) and 447,724 common shares issued by Comstock previously reserved and approved for issuance upon conversion of the Notes (the “Payoff Shares,”) in full satisfaction of Comstock’s obligations under the Note. Holder agrees that it will accept the Cash Payment Amount, by wire transfer in accordance with Holder’s wire instructions attached hereto on Exhibit A and accept the Payoff Shares in accordance with the brokerage instructions w attached hereto as Exhibit B, without any penalty or premium or other charge, in full satisfaction of the Outstanding Indebtedness.

Comstock shall cause the Payoff Shares to be delivered no later than the trading day following the date hereof.

Provided that the Payoff Shares shall have been delivered and the Cash Payment Amount shall have been paid timely in accordance with the terms hereof, Holder hereby covenants and agrees not to sell or trade any of the Payoff Shares on or prior to October 31, 2025.

Holder hereby (a) acknowledges and agrees that payment of the Cash Payment Amount and delivery of the Payoff Shares will constitute payment in full of all of the Outstanding Indebtedness under the Note, (b) agrees to unconditionally release and forever discharge Comstock, subsidiaries of Comstock (their respective owners, subsidiaries, affiliates and predecessors, and each of their respective past and present managers, directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Comstock Releasees”)), effective as of the receipt of the Payoff Shares and Cash Payment Amount, from any and all claims of liability, whether legal or equitable, of every kind and nature, which the undersigned ever had, now has or may claim against the respective Releasees, in each case, arising out of facts or circumstances occurring at any time on or prior to the date hereof and related to the Note except for any claims arising under Section 4.10 of the Purchase Agreement, (c) agrees that the foregoing release shall be for the benefit of, and shall be enforceable by, each of the respective Comstock Releasees and (d) agrees that upon its receipt of the Payoff Shares and the Cash Payment Amount, all security interests that Holder may have on any real or personal property of Comstock, if any, shall thereupon terminate automatically without any further action by any party and be of no further force and effect. For the avoidance of doubt, if Comstock shall fail to timely deliver the Payoff Shares or make the Cash Payment Amount in accordance with the terms hereof, then the Note, the Purchase Agreement and the related Transaction Documents (as defined in the Purchase Agreement) shall remain in full force and effect. Further to the foregoing, notwithstanding any failure of Comstock to timely to deliver the Payoff Shares or make the Cash Payment Amount in accordance with the terms hereof, Holder shall be entitled to receive or retain (if delivered already) the Payoff Shares, the value of which shall not be offset against the amounts owing under the Note, and the Holder shall not be bound by the lock up period referenced above.

Comstock hereby agrees to unconditionally release and forever discharge Holder, subsidiaries of Holder (their respective owners, subsidiaries, affiliates and predecessors, and each of their respective past and present managers, directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Holder Releasees”)), effective as of the date hereof, from any and all claims of liability, whether legal or equitable, of every kind and nature, which the undersigned ever had, now has or may claim against the respective Holder Releasees, in each case, arising out of facts or circumstances and agrees that the foregoing release shall be for the benefit of, and shall be enforceable by, each of the respective Holder Releasees.

Comstock will indemnify and hold the Holder and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person and their respective heirs, personal representatives, successors and assigns (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to any action, suit, claim or proceeding brought by a third party against such Holder Party arising out of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by Comstock hereunder or (b) any action instituted against a Holder in any capacity, or any of them or their respective Affiliates, by any stockholder of Comstock who is not an Affiliate of the Holder, with respect to any of the transactions contemplated by this payoff letter (unless such action is based upon a breach of any of the Holder’s agreements or understandings with any such stockholder or any violations by the Holder of state or federal securities laws or any conduct by the Holder which constitutes fraud, gross negligence, willful misconduct or malfeasance, as determined by a final judgment of a court of competent jurisdiction from which no appeal may be taken). If any action shall be brought against the Holder Party in respect of which indemnity may be sought pursuant to this payoff letter, such Holder Party shall promptly notify Comstock in writing, and Comstock shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Holder Party. Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by Comstock in writing, (ii) Comstock has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of Comstock and the position of such Holder Party, in which case Comstock shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Comstock will not be liable to any Holder Party under this payoff letter (y) for any settlement by a Holder Party effected without Comstock’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Holder Party’s breach of any of the representations, warranties, covenants or agreements made by such Holder Party in this payoff letter as determined by a final judgment of a court of competent jurisdiction from which no appeal may be taken.

Holder represents and warrants that (a) Holder is the sole legal and beneficial owner of, and has good and valid title to, the Note, (b) Holder has never sold, assigned, pledged, subjected to a security interest, transferred, deposited under any agreement, or hypothecated any of the Note or any interest therein, nor has Holder signed any power of attorney or other authorization respecting the Note that is now outstanding and in force, or otherwise disposed of the Note, (c) no one other than Holder has asserted any right, title, claim, equity, or interest in, to, or respecting the Note or any proceeds thereof, (d) the Note were acquired and fully paid for on January 10, 2025, and (e) Holder is not now, and has not been during the preceding three months, an officer, director, or more than 10% shareholder of Comstock or in any other way an “affiliate” of Comstock (as that term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended).

The Holder has full right, power and authority to enter into this Agreement; the execution, delivery and performance of this Agreement and the compliance by the Holder with all of the applicable provisions of this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Holder is a party or by which the Holder is bound or to which any of the property or assets of the Holder is subject, unless such conflict, breach, violation or default would not adversely affect such Holder’s ability to perform any of its obligations under this Agreement, (ii) result in any violation of the provisions of any partnership or limited liability company agreement, certificate of incorporation, by-laws, operating agreement, deed of trust or other similar agreement or organizational document of the Holder or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Holder or the property or assets of the Holder.

Upon Holder’s receipt of the Payoff Shares and the Cash Payment Amount, Comstock or its designee (including any lender of Comstock) is authorized to file termination statements with respect to any liens arising under the Note, in each case terminating the security interests and liens granted thereunder. In addition, as soon as reasonably practicable following receipt of the Payoff Shares and the Cash Payment Amount, Holder will deliver to (a) Comstock, the Note appropriately marked to reflect their satisfaction or termination, as appropriate, and signed and dated by Holder, and (b) such other termination statements, releases, or other documents, in form and substance reasonably satisfactory to Comstock, as Comstock may reasonably request in connection with the above-described termination of all security interests and liens granted to Holder by Comstock pursuant to the Note.

Very truly yours,

Comstock Inc.

By:	/s/ Corrado DeGasperis
Name: Corrado DeGasperis
Title: Executive Chairman & CEO

Acknowledged and Agreed this

12th day of August, 2025

Kips Bay Select, LP

By: /s/ Roman Rogol

Print Name: Roman Rogol

Date: August 12, 2025

EXHIBIT A

Wire Instructions and Brokerage Account Information